EXHIBIT 23.1

Ronald R. Chadwick, P.C.
Certified Public Accountant
2851 South Parker Road
Suite 720
Aurora, Colorado  80014
Phone (303)306-1967
Fax (303)306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of TransBiotec, Inc. on Form S-1 of my Report of Independent Registered Public Accounting Firm, dated April 6, 2012 on the balance sheets of TransBiotec, Inc. as at December 31, 2010 and 2011, and the related statements of operations, stockholders' equity, and cash flows for the years then ended, and for the period from July 19, 2004 (inception) through December 31, 2011.

In addition, I consent to the reference to me under the heading “Experts” in the Registration Statement.

RONALD R. CHADWICK, P.C.
Aurora, Colorado
October 31, 2012	Ronald R. Chadwick, P.C.